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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2002

WELLPOINT HEALTH NETWORKS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13083	95-4635504
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1 WellPoint Way Thousand Oaks, California	91362
(Address of principal executive offices)	(Zip Code)

(818) 234-4000
(Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

        During the quarter ended September 30, 1998, WellPoint Health Networks Inc. (the "Company") received a private letter ruling from the Internal Revenue Service (the "IRS") with respect to the treatment of certain payments made at the time of the Company's May 1996 recapitalization (the "Recapitalization") and the acquisition of the commercial operations of the Company's then-majority stockholder, Blue Cross of California ("BCC"). Upon completion of the Recapitalization, BCC became a wholly owned subsidiary of the Company. The ruling allowed the Company to deduct as an ordinary and necessary business expense an $800 million cash payment made by BCC in May 1996 to one of two newly formed charitable foundations. As a result of and in reliance on the ruling, the Company experienced a reduction in its income tax expense of $85.5 million and the Company reduced its goodwill resulting from the Recapitalization by $194.5 million during the year ended December 31, 1998. The Company filed for refund claims of approximately $198.6 million of previous year income tax payments and reduced income tax payments during 1998 and 1999 by approximately $81.4 million. In August 1999, the Company received a cash refund (including applicable accrued interest) of approximately $183.0 million, which was reflected in the statement of cash flows for such year. The Company currently has refund claims pending of approximately $39.3 million.

        As previously disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, in March 2002 the Company received a letter from the IRS notifying the Company that the IRS was considering revoking the September 1998 private letter ruling. The letter stated that the IRS was considering, in essence, reversing its earlier position and concluding that the $800 million payment was not an ordinary and necessary business expense. The letter further stated that the IRS was withdrawing the private letter ruling and that the Company could no longer rely on the private letter ruling. Under Section 7805(b) of the Internal Revenue Code, the IRS has discretionary authority to limit the retroactive effect of any revocation of a letter ruling. In March 2002, the Company submitted a written request for such relief under Section 7805(b).

        On April 9, 2002, the Company received a letter from the IRS notifying the Company that its request had been granted and that the September 1998 private letter ruling would not be revoked on a retroactive basis. Based on this April 9, 2002 letter, the Company intends to continue to rely on the September 1998 private letter ruling in its treatment of the May 1996 $800 million cash payment.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the undersigned registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLPOINT HEALTH NETWORKS INC.

April 10, 2002 (Date)	By:	/s/ ROBERT A. KELLY Robert A. Kelly Assistant Secretary

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FORM 8-K
  ITEM 5. OTHER EVENTS
SIGNATURE